                                  EXHIBIT 11.1

                         SELECTED FINANCIAL INFORMATION





                                                                            Quarter Ended            Six Months Ended
                                                                                June 30,                  June 30,
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(dollars in thousands)                                                    1996          1995          1996        1995
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                                                                                          (Unaudited)
DATA USED TO COMPUTE PER SHARE AMOUNTS
Net income                                                             $61,359       $47,773      $120,888     $93,023
Preferred stock dividends:
  Noncumulative Perpetual, Series C                                     (1,569)       (1,596)       (3,138)     (3,192)
  Noncumulative Perpetual, Series E                                       (936)         (950)       (1,872)     (1,900)
  Noncumulative Convertible Perpetual, Series D                         (2,100)       (2,100)       (4,200)     (4,200)
- -----------------------------------------------------------------------------------------------------------------------
Net income available to primary common stock                           $56,754       $43,127      $111,678     $83,731
=======================================================================================================================

Net income                                                             $61,359       $47,773      $120,888     $93,023
Preferred stock dividends:
  Noncumulative Perpetual, Series C                                     (1,569)       (1,596)       (3,138)     (3,192)
  Noncumulative Perpetual, Series E                                       (936)         (950)       (1,872)     (1,900)
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Net income available to fully diluted common stock                     $58,854       $45,227      $115,878     $87,931
=======================================================================================================================

Average common shares outstanding:
  Primary                                                           72,049,950    69,675,532    71,982,173  68,784,703
  Noncumulative Convertible Perpetual Preferred Stock, Series D      5,418,860     5,419,247     5,418,860   5,419,247
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  Fully diluted                                                     77,468,810    75,094,779    77,401,033  74,203,950
=======================================================================================================================